Exhibit 10.1

CHAIRMAN AGREEMENT

THIS CHAIRMAN AGREEMENT (“Agreement”) is entered into between Wize Pharma, Inc., a Delaware corporation (the “Company”), and Mark Sieczkarek (“Mr. Sieczkarek”) as of April 23, 2019 to be effective on April 23, 2019 (the “Effective Date”). WHEREAS, the Company wishes to engage the services of Mr. Sieczkarek, and Mr. Sieczkarek wishes to accept such an engagement with the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and Mr. Sieczkarek agree as follows:

1. Position and Duties.

(a) The Company hereby engages Mr. Sieczkarek as the Chairman of the Board of Directors (the “Board”) of the Company. As such, Mr. Sieczkarek shall have the responsibilities, duties and authority reasonably expected of a Chairman of the Board, as more specifically defined in the Bylaws of the Company and as may be further defined by the Board. Mr. Sieczkarek hereby accepts this engagement upon the terms and conditions herein contained and agrees to devote as much of Mr. Sieczkarek’s professional time, attention, and efforts as necessary to promote and further the business of the Company. Mr. Sieczkarek shall faithfully adhere to, execute, and fulfill Mr. Sieczkarek responsibilities, duties and authority, and shall comply with all Board directives and policies established or adopted by the Company. Mr. Sieczkarek shall attend at least one monthly meeting of the Board, review all press releases and promotional materials as requested by the Board or executive officers of the Company and meet either in person or telephonically as requested by the executive officers of the Company.

(b) During the term of this Agreement, Mr. Sieczkarek shall devote as much of Mr. Sieczkarek’s energies, interest, abilities, and productive time to the performance of this Agreement as necessary. However, the Company acknowledges that, subject to Sections 5 and 6 of this Agreement, Mr. Sieczkarek may also render services as a Director of other organizations and as an officer or owner of any other business, and that the services rendered by Mr. Sieczkarek to the Company shall be part-time only. Specifically, Mr. Sieczkarek will continue to render commercial and professional services as CEO of Fe3 Medical Inc, a privately held company, and as a Director of Orange Twist LLC, a privately held company, with full knowledge and approval by the Board of Directors.

2. Term and Termination.

(a) Mr. Sieczkarek’s engagement under this Agreement shall be for a two (2) year period beginning on the Effective Date and for month to month thereafter unless and until either party provides written notice thirty (30) days prior to termination of the engagement (the “Engagement Term”). In addition, Mr. Sieczkarek’s engagement shall be terminable by either party prior to the end of the Engagement Term as set forth below. Upon the end of the Engagement Term or the effective date of termination, the Company’s obligations to provide Mr. Sieczkarek with Equity Compensation (as defined below) shall end.

(b) The Company shall have the right to terminate Mr. Sieczkarek’s engagement at any time, without advance notice, upon the following events, which shall be a “Termination for Cause”: (i) material breach of any term or condition of this Agreement by Mr. Sieczkarek; (ii) Mr. Sieczkarek’s fraud, breach of trust, dishonesty, misappropriation or similar activity; or (iii) Mr. Sieczkarek’s conviction of any felony or of any other crime involving moral turpitude.

(c) Mr. Sieczkarek shall have the right to terminate Mr. Sieczkarek’s engagement at any time, without advance notice, upon a material breach of any term or condition of this Agreement by the Company.

(d) If Mr. Sieczkarek dies during the Engagement Term, this Agreement shall terminate and thereafter the Company shall have no liability or obligation to Mr. Sieczkarek, Mr. Sieczkarek’s heirs, personal representatives, assigns or any other person claiming under or through Mr. Sieczkarek except for any unvested stock initially granted through this agreement, which stock will become fully vested as of the date of Mr. Sieczkarek’s death.

(e) Change of Control. In the event that Mr. Sieczkarek’s engagement is terminated in connection with a Change of Control (as defined below), and this termination is not a Termination for Cause, he shall be entitled to full vesting of the options and restricted shares issued to him as of that date.

A “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) reverse merger; or (v) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (vi) less than a majority of the current Board of Directors are persons who were either nominated for election by the current Board of Directors or were elected by the current Board of Directors.

(f) If the engagement is terminated without Cause the director shall immediately be entitled to full vesting of the stock granted up to that date subject to such termination occurred following 180 days as of the Effective Date.

3. Compensation.

As compensation for Mr. Sieczkarek’s services, the Company shall issue Mr. Sieczkarek:

(i) 202,399 restricted stock units on the Effective Date, with each restricted stock unit representing the right to receive one share of common stock (equal to 2% of the aggregate shares of common stock outstanding on the Effective Date), which shall vest in eight equal installments, with the first installment vesting on the Effective Date, and the remaining seven installments commencing on a quarterly basis commencing July 1, 2019;

(ii) Options to purchase 102,222 of the common stock, which options shall have an exercise price of $2.00 per share and shall vest in eight equal installments, with the first installment vesting on the Effective Date, and the remaining seven installments commencing on a quarterly basis commencing July 1, 2019.

All equity compensation shall be issued under the Company’s 2018 Stock Incentive Plan.

4. Benefits.

During the Engagement Term, Mr. Sieczkarek shall be entitled to all ordinary, reasonable and documented out-of-pocket business pre agreed upon expenses incurred by Mr. Sieczkarek in connection with Mr. Sieczkarek’s performance of services for the Company during the Engagement Term (collectively, “Benefits”).

5. Confidential Information.

(a) Mr. Sieczkarek recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Mr. Sieczkarek.  Mr. Sieczkarek acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by his in confidence.  In consideration of the obligations undertaken by the Company herein, Mr. Sieczkarek will not, at any time, during or after his engagement hereunder, reveal, divulge or make known to any person, any information acquired by him during the course of his engagement, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Confidentiality Section shall survive the termination of his engagement hereunder.

(b) Mr. Sieczkarek affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that his engagement with the Company terminates for any reason, Mr. Sieczkarek shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Mr. Sieczkarek shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his engagement, or termination thereof, with the Company. The covenants and agreements in this Confidentiality Section shall exclude excludes information (A) which is in the public domain through no unauthorized act or omission of Mr. Sieczkarek or (B) which becomes available to Mr. Sieczkarek on a non-confidential basis from a source other than Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to Company or any of its affiliates.

6. Non-Competition and Non-Solicitation.

Mr. Sieczkarek acknowledge and agree that the Confidential Information that he has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Mr. Sieczkarek acknowledges and agrees that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Mr. Sieczkarek. Mr. Sieczkarek also acknowledges that the time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients, licensors, licensees or customers. The non-competition and non-solicitation provisions of this letter agreement shall survive the termination of his engagement hereunder for the time periods specified below.

Mr. Sieczkarek hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity, or whether on his own behalf or on behalf of any other person or entity or otherwise howsoever, during his engagement with the Company and thereafter to the extent described below:

(a) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the Company’s “Business” shall mean as described in the Company’s filings with the SEC.

(b) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the engagement (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an engagement agreement, for the purpose of competing with the Business of the Company;

(c) Attempt in any manner to solicit or accept from any customer, licensor or licensee of the Company, with whom Mr. Sieczkarek had significant contact during his engagement by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer, licensor or licensee or to persuade or attempt to persuade any such customer, licensor or licensee to cease to do business or to reduce the amount of business which such party has customarily done or might do with the Company, or if any such party elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such party, or have any discussions regarding any such service with such party, on behalf of such other person for the purpose of competing with the Business of the Company; or

(d) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in Paragraphs (a), (b), (c) and (d) above, the restrictions of this Non-Competition and Non-Solicitation Section shall continue during the Engagement Term and for a period of three years thereafter.

7. Contents of Agreement; Amendment and Assignment.

This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, or representations between the parties. This Agreement cannot be changed, modified or terminated except upon written amendment duly executed by the parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors and assigns of the parties hereto, except that (a) the duties and responsibilities of Mr. Sieczkarek hereunder are of a personal nature and shall not be assignable in whole or in part by Mr. Sieczkarek and (b) the rights and interests of Mr. Sieczkarek hereunder shall not be assignable in whole or in part by Mr. Sieczkarek.

8. Severability.

If an arbitrator or court of competent jurisdiction holds that any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

9. Notices.

(a) Any notice under this Agreement given by the Company to Mr. Sieczkarek shall be personally delivered to Mr. Sieczkarek or sent by certified mail to Mr. Sieczkarek’s most recent home address as shown in the Company’s records.

(b) Any notice by Mr. Sieczkarek to the Company shall be sent by certified mail to the following address:

Wize Pharma, Inc.
24 Hanagar Street

Hod Hasharon, Israel
4527708

Attn: Chief Executive Officer

(c) Any notice sent by certified mail shall be effective when mailed.

10. Applicable Law.

This Agreement shall be governed for all purposes by the internal laws of the State of New York, without reference to the conflict of laws provisions of the State of New York.

11. Board of Directors’ Approval.

This Agreement is subject to and conditioned upon the approval of the Company’s Board which, by signatures of its authorized officer hereon, is hereby confirmed.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Wize Pharma, Inc.

By:	/s/ Or Eisenberg	/s/ Mark Sieczkarek
Name:	Or Eisenberg	Mark Sieczkarek
Title:	Chief Financial Officer